Exhibit 10.6

KARYOPHARM THERAPEUTICS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (this “Policy”) of Karyopharm Therapeutics Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors and reflect the substantial time commitment necessary to oversee the Company’s affairs. In furtherance of this purpose, non-employee members of the board of directors (the “Board”) of the Company shall be eligible to receive cash and equity compensation as set forth in this Policy. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), unless such Non-Employee Director declines the receipt of such cash compensation or equity grants by written notice to the Company. This Policy shall be reviewed by the Compensation Committee of the Board periodically and may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation program with respect to service as a member of the Board. This Policy shall become effective on the date set forth below, with any amendments to the Policy becoming effective on the date set forth below (such date, the “Effective Date”).

1.
Cash Compensation

The following annual cash retainer fees shall be paid to the Non-Employee Directors serving on the Board and the Audit Committee, Compensation Committee, Nominating, Corporate Governance & Compliance Committee, and Commercialization and Portfolio Committee, as applicable.

	Annual Retainer Fee (Member)	Annual Retainer Fee (Lead Independent Director/ Chair)
Board of Directors	$50,000	$85,000
Audit Committee	$10,000	$20,000
Compensation Committee	$10,000	$20,000
Nominating, Corporate Governance & Compliance Committee	$10,000	$20,000
Commercialization and Portfolio Committee	$10,000	$20,000

The annual cash compensation amount set forth above shall be earned on a quarterly basis and shall be paid in four equal quarterly installments, in arrears, with the payment to occur within 30 days following the conclusion of the applicable quarter. If a Non-Employee Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each applicable annual retainer fee set forth above will be pro-rated based on the number of days of service in the applicable quarter.

2.
Equity Compensation

Non-Employee Directors shall be automatically granted the equity awards described below. Each award shall be granted under and shall be subject to the terms and provisions of the Company’s 2022 Equity Incentive Plan (as may be amended from time to time, the “Plan”), or any other successor Company equity incentive plan under which awards are permitted to be made to Non-Employee Directors. Capitalized terms used in this Section 2, but not otherwise defined, shall have the meaning ascribed to such terms in the Plan. Each restricted stock unit (“RSU”) grant shall be evidenced by the Company’s form of RSU agreement used for Non-Employee Director grants, as approved by the Board. The number of shares subject to the RSU grant shall be determined by dividing the grant values set forth below by the closing stock price on the applicable grant date and rounding down to the nearest whole share.

(a)
Initial Grants

Each new Non-Employee Director who is initially elected or appointed to the Board after the Effective Date of this Policy, shall automatically receive, on the date of such initial appointment or election to the Board (or if such date is not a market trading day, the first market trading day thereafter), a RSU award with an aggregate grant date fair value equal to two times the value awarded as the most recent annual RSU award to Non-Employee Directors, as described below. Such RSUs shall vest with respect to one-third of the shares subject to the RSU grant on each of the three anniversaries of the grant date, subject to the Non-Employee Director’s continued service to the Company on the applicable vesting dates, with any fractional share rounded down for the first two vesting installments and any fractional share rounded up for the last vesting installment.

(b)
Annual Grants

Immediately following each annual meeting of stockholders, each Non-Employee Director who continues to serve on the Board immediately following such annual meeting will automatically receive an RSU award with an aggregate grant date fair value of $125,000 (each, an “Annual RSU Grant”); provided, however, that if a Non-Employee Director is elected or appointed to the Board at a time other than at the annual meeting of stockholders, the aggregate grant date fair value of the first Annual RSU Grant to be received by such Non-Employee Director will be pro-rated based on the number of days served by such director on the Board from his/her start date through the date immediately preceding the next annual meeting of stockholders divided by the number of days from the last annual meeting of stockholders prior to the start date to such next annual meeting of stockholders. For example, if a new Non-Employee Director began his/her service on December 15, 2025, the preceding annual meeting of stockholders was May 28, 2025, and the next annual meeting of stockholders is May 21, 2026, the first Annual RSU Grant for such Non-Employee Director would be pro-rated to an aggregate value of $54,469 (calculated as 156/358 x $125,000). Each Annual RSU Grant shall vest in full on the first anniversary of the grant date, subject to the Non-Employee Director’s continued service to the Company through the vesting date.

(c)
Accelerated Vesting on Change in Control

In the event that a Change in Control Event (as defined in the Plan) occurs, each RSU award that is outstanding and held by the Non-Employee Director as of the closing of such Change in Control Event shall immediately vest in full.

3. Director Compensation Limits

The aggregate amount of compensation, including both equity compensation (based on the value of such awards as calculated based on grant date fair value for financial reporting purposes) and cash compensation, granted to any Non-Employee Director in a calendar year period shall not exceed $1,000,000 for the first year of service and $750,000 for each year of Board service thereafter (or such other limit as may be set forth in the Plan, as may be amended from time to time, or any similar provision of a successor plan). Notwithstanding the foregoing, fees paid by the Company on behalf of any Non-Employee Director in connection with regulatory compliance and any amounts paid to a Non-Employee Director as reimbursement of an expense shall not count against the foregoing limit. The Board may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or awards granted under the Plan to a Non-Employee Director in his or her capacity as an advisor or consultant to the Company.

4. Expenses

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in connection with attending meetings of the Board, committees thereof or in connection with other Board-related business.

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Updated as of May 19, 2026